CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and the reference to our firm in the Statement of Additional Information, including references under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report dated May 22, 2020 on the financial statements and financial highlights of Touchstone Balanced Fund, a series of Touchstone Strategic Trust, included in the Annual Report to Shareholders for the fiscal year ended March 31, 2020, in Post-Effective Amendment Number 222 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 26, 2021